FOR FURTHER INFORMATION CONTACT:
Mary C. Jensen
Vice President - Investor Relations
(480) 315-6604
InvestorRelations@spiritrealty.com

PRESS RELEASE
Spirit Realty Capital Announces
Third Quarter 2014 Operating Results
Initiates 2015 AFFO Guidance

Scottsdale, AZ, November 3, 2014 (BUSINESS WIRE) – Spirit Realty Capital, Inc. (NYSE: SRC), a real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced operating results for the third quarter ended September 30, 2014.
Highlights
For the third quarter ended September 30, 2014, Spirit Realty Capital:

•	Generated revenues of $152.3 million, compared to $136.8 million in the third quarter of 2013.

•	Generated Adjusted Funds from Operations (AFFO) of $0.21 per share, Funds from Operations (FFO) of $0.20 per share, and net income of $0.02 per share.

•	Acquired 51 properties for $206.2 million, resulting in an initial cash yield of approximately 7.48% under leases with an average remaining term of 14.3 years.

•	Sold 12 properties generating gross sales proceeds of $29.5 million.

•	Maintained essentially full occupancy at 98%.

•	Declared cash dividends for the third quarter of $0.16625 per share, which equates to an annualized dividend of $0.665 per share.

For the nine months ended September 30, 2014, Spirit Realty Capital:

•	Generated revenues of $448.1 million, compared to $280.2 million for the nine months ended September 30, 2013, primarily due to the merger with Cole II, which was completed on July 17, 2013.

•	Generated AFFO of $0.61 per share, FFO of $0.41 per share and net loss of $(0.18) per share.

•
Acquired 241 properties for $569.8 million, resulting in an initial cash yield of 7.66% under leases with an average remaining term of 15.1 years, and sold 19 properties for gross sales proceeds of $44.9 million.

• Strengthened the balance sheet and acquisition capacity by:

◦	Issuing $402.5 million of 2.875% Convertible Senior Notes due 2019 and $345.0 million of 3.75% Convertible Senior Notes due 2021, resulting in net proceeds of approximately $726.2 million.

◦	Completing a registered offering of 26,450,000 shares of common stock, resulting in net proceeds of approximately $271.2 million.

◦	Establishing an at-the-market (ATM) program allowing for the periodic issuance of its common stock which raised $16.3 million of net proceeds on 1.6 million shares.

◦
Completing an exchange offer for $912.4 million outstanding principal balance of certain net-lease mortgage notes issued under its Spirit Master Funding Program, with each class of new notes having a rating of "A+" by Standard & Poor's Rating Services (S&P).

◦	Extinguishing $527.8 million of debt with a weighted average interest rate of 6.54% and weighted average remaining term of 25 months.

CEO Comments
Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital, stated: "Our third quarter and year-to-date results demonstrate the strength of our diverse real estate portfolio and our roster of high quality tenants. During the quarter, we continued to take advantage of the current acquisition market and invested in 51 new properties that are occupied by similar, high-quality tenants, while disposing of non-essential assets. These transactions demonstrate our continued execution towards our strategic objectives of maintaining and growing a high quality portfolio that supports sustainable earnings growth and predictable dividends for our shareholders."
Financial Results
Revenues
Third quarter 2014 total revenues were $152.3 million, compared to $136.8 million in the third quarter of 2013. Total revenues for the first nine months in 2014 were $448.1 million, compared to $280.2 million for the first nine months in 2013. The increase in total revenue for the third quarter was attributable to inherent growth and the impact of real estate acquisitions since September 30, 2013. In 2013, certain of the Company’s tenants operating performance improved significantly.  As a result, previously unrecognized straight-line rent was recorded in the third quarter of 2013.  This increase in straight-line rent more than offset the loss of revenue, which resulted from the Merger occurring after the beginning of the quarter on July 17, 2013.
Net Income
Net income for the third quarter of 2014 was $7.7 million, or $0.02 per share based on 396.8 million weighted average shares of common stock outstanding, compared to the net loss for the third quarter of 2013 of $(21.9) million, or $(0.07) per share based on 329.5 million weighted average shares of common stock outstanding.
Net loss for the first nine months of 2014 was $(67.9) million, or $(0.18) per share based on 382.5 million weighted average shares of common stock outstanding, compared to the net loss for the first nine months of 2013 of $(41.9) million, or $(0.19) per share based on 216.7 million weighted average shares of common stock outstanding.

Net income for the third quarter and first nine months of 2014 also included impairment charges of $12.7 million and $42.1 million, respectively. Impairment charges recognized in the comparable periods of 2013 were $2.0 million and $5.7 million and were principally reported as discontinued operations.

The historical shares outstanding have been adjusted by the Cole II Merger Exchange Ratio as detailed in Spirit Realty Capital's proxy statement filed with the Securities and Exchange Commission (SEC) related to the merger.

FFO, AFFO, FAD and Leverage
FFO for the third quarter of 2014 totaled $80.7 million, or $0.20 per share, compared to $27.9 million or $0.08 per share, for the third quarter of 2013. For the first nine months of 2014, FFO totaled $156.3 million, or $0.41 per share. For the first nine months of 2013, FFO totaled $71.1 million or $0.33 per share.
AFFO for the third quarter of 2014 totaled $83.1 million, or $0.21 per share, compared to $64.1 million, or $0.19 per share, for the third quarter of 2013. For the first nine months of 2014, AFFO totaled $236.4 million, or $0.61 per share. For the first nine months of 2013, AFFO totaled $137.8 million or $0.63 per share.
For the three months ended September 30, 2014, dividends declared to common stockholders of $66.3 million represented an 80% payout ratio against funds available for distribution (FAD).
Leverage at September 30, 2014 was 7.4x, compared to 7.1x at June 30, 2014. Leverage increased as debt was used to finance acquisitions in the third quarter. During the quarter ended June 30, 2014, the $271.2 million proceeds from the Company's stock offering were used in part to reduce outstanding debt.
Definitions for FFO, AFFO, FAD and Leverage, as well as a reconciliation of these measures to net income (loss) can be found beginning on page 6 of this release.
Portfolio Highlights
Real Estate Transactions

Acquisitions: Spirit Realty Capital acquired 51 properties with a gross investment of $206.2 million in 19 separate transactions during the third quarter of 2014. These investments had an initial cash yield of 7.48% and 29% of the amount invested was with existing tenants. The associated leases have a weighted average remaining term of 14.3 years. For the first nine months in 2014, the Company invested $569.8 million in 241 properties in 55 separate transactions. These investments had an initial cash yield of 7.66% and 28% of the amount invested was with existing tenants.
These acquisitions exclude $0.5 million and $2.4 million of follow-on investments in existing properties during the quarter and the first nine months in 2014, respectively.
Dispositions: During the third quarter and the first nine months of 2014, Spirit Realty Capital sold 12 and 19 properties, respectively, generating gross sales proceeds of $29.5 million and $44.9 million, respectively.

Portfolio

As of September 30, 2014, Spirit Realty Capital’s gross investment in real estate and loans receivable totaled $7.7 billion, substantially all of which was invested in 2,408 properties (including 145 properties securing mortgage loans) that were 98% occupied. Spirit Realty Capital’s properties are generally leased under long-term, triple net leases, with a weighted average remaining term of approximately 10.2 years. At September 30, 2014, approximately 44% of its rent is contributed from properties under master leases, and approximately 87% of its single-tenant property leases provide for periodic rent increases.
Spirit Realty Capital’s real estate portfolio as of September 30, 2014, was diversified geographically across 49 states and among various industry types. Texas, Illinois, Wisconsin, and Georgia accounted for 12.6%, 6.7%, 5.8%, and 4.9% of the annual rent contribution of the real estate portfolio, respectively.
For the three months ended September 30, 2014, revenue from Shopko, the Company's largest tenant, represented 14.3% of total revenues. As of September 30, 2014, no other tenant represented more than 3.9% of total revenues.
Based on total rental revenue as of September 30, 2014, Spirit Realty Capital’s three largest industry types were general merchandise (16.3%), casual dining restaurants (9.3%), and quick service restaurants (7.6%).

Capital Transactions

ATM Common Stock Program
No shares were issued under the Company's at-the-market (ATM) equity program during the third quarter of 2014. Since inception, Spirit Realty Capital has sold 1.6 million shares under its ATM program, raising net proceeds of approximately $16.3 million. The Company intends to use the proceeds from sales under the program from time to time for general corporate purposes, which may include future acquisitions, capital expenditures and loan repayments.
AFFO Guidance
2014: Spirit Realty Capital is narrowing its 2014 AFFO guidance range to $0.81 to $0.83 per share. This AFFO guidance equates to expected net income (excluding non-recurring items that are not reflective of ongoing operations) of $0.15 to $0.17 per share plus $0.64 per share of expected real estate depreciation and amortization plus approximately $0.02 per share related to non-cash items and real estate transaction costs. 2014 AFFO was previously improved to $0.80 to $0.83 per share.
2015: Spirit Realty Capital is initiating its 2015 AFFO guidance with an expected range of $0.84 to $0.86 per share. This AFFO guidance equates to anticipated net income (excluding non-recurring items that are not reflective of ongoing operations) of $0.22 to $0.24 per share plus $0.61 per share of expected real estate depreciation and amortization plus approximately $0.01 per share related to non-cash items and real estate transaction costs.

Conference Call
Spirit Realty Capital will hold a conference call and webcast to discuss its third quarter 2014 results on Monday, November 3, 2014 at 5:00 p.m. (Eastern Time). The call can be accessed live over the phone by dialing 877-415-3180 (toll-free domestic) or 857-244-7323 (international); passcode: 66709941. A live webcast of the conference call will be available on the Investor Relations section of Spirit Realty Capital’s website at www.spiritrealty.com. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at 888-286-8010 (toll-free domestic) or 617-801-6888 (international); passcode: 31232579. The webcast will be archived on Spirit Realty Capital’s website for 30 days after the call.
About Spirit Realty Capital
Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,408 properties across 49 states as of September 30, 2014. Initially formed in 2003, the Company completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.
Forward-Looking and Cautionary Statements
This press release contains statements that are not strictly historical and are forward-looking statements under federal securities laws. Any such forward-looking statements are reflections of management’s current operating plans, estimates, beliefs and assumptions based on information currently available to management, and are not guarantees of future performance. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, the Company’s continued ability to source new investments, risks associated with using debt to fund the Company’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with the acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended and additional risks discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in the prospectus supplements relating to the registered offerings recently completed by the Company. The Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures
FFO, AFFO, and FAD
We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) computed in accordance with GAAP, excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) computed in accordance with GAAP to FFO is included in the financial information accompanying this release.
Adjusted FFO (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income in accordance with GAAP. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) computed in accordance with GAAP to AFFO is included in the financial information accompanying this release.
Funds Available for Distribution (“FAD”) is a measure of a REIT's ability to generate cash and to distribute dividends to its stockholders. It reduces AFFO by deducting normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT's properties and its revenue stream. Our calculation of FAD may differ from the methodology applied by other equity REITs, and, therefore, may not be comparable to such other REIT’s. FAD is a supplemental non-GAAP financial measure and should not be used as a measure of our liquidity or as a substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) computed in accordance with GAAP to FAD is included in the financial information accompanying this release.
Adjusted EBITDA and Annualized Adjusted EBITDA
Adjusted EBITDA represents EBITDA, or earnings before interest, taxes, depreciation and amortization, modified to include other adjustments to GAAP net income (loss) for merger costs, real estate acquisition costs, impairment losses, gains/losses from the disposition of real estate and debt transactions and other items that are not considered to be indicative of our on-going operating performance. We exclude these items as they are not key drivers in our investment decision making process. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which may cause short-term fluctuations in net income, but are not indicative of overall long-term operating performance, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income that is computed in accordance with GAAP, they should not be considered alternatives to net income or as an indicator of financial performance.

Annualized Adjusted EBITDA is calculated by multiplying Adjusted EBITDA for the quarter by four. Our computation of Adjusted EBITDA and Annualized Adjusted EBITDA may differ from the methodology used by other equity REITs to calculate these measures, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) computed in accordance with GAAP to EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA is included in the financial information accompanying this release.
Adjusted Debt and Leverage
Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to include preferred stock and exclude unamortized debt discount/premium, as further reduced for cash and cash equivalents and cash collateral deposits retained by lenders. We believe that including preferred stock in Adjusted Debt is appropriate because it is an equity security that has properties of a debt instrument not possessed by common stock. Additionally, by excluding unamortized debt discount/premium, cash and cash equivalents, and cash collateral deposits retained by lenders, the result provides an estimate of the contractual amount of borrowed capital to be repaid which we believe is a beneficial disclosure to investors.
Leverage is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments. We calculate Leverage by dividing Adjusted Debt by Annualized Adjusted EBITDA. The utility of Leverage should be considered as a supplemental measure of the level of risk that stockholder value may be exposed to. Our computation of Leverage may differ from the methodology used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of interest bearing debt (reported in accordance with GAAP) to Adjusted Debt is included in the financial information accompanying this release.
Initial Cash Yield
We calculate initial cash yield from properties by dividing the annualized first month base rent (excluding any future rent escalations provided for in the lease) by the gross acquisition cost of the related properties. Gross acquisition cost for an acquired property includes the contracted purchase price and any related capitalized costs. Initial cash yield is a measure (expressed as a percentage) of the base rent expected to be earned on an acquired property in the first year.  Because it excludes any future rent increases or additional rent that may be contractually provided for in the lease, as well as any other income or fees that may be earned from lease modifications or asset dispositions, initial cash yield does not represent the annualized investment rate of return of our acquired properties.  Additionally, actual base rent earned from the properties acquired may differ from the initial cash yield based on other factors, including difficulties collecting anticipated rental revenues and unanticipated expenses at these properties that we cannot pass on to tenants, as well as the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.

SPIRIT REALTY CAPITAL, INC.
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rentals	$145,591	$131,526	$426,212	$271,352
Interest income on loans receivable	1,805	1,796	5,463	4,037
Earned income from direct financing leases	837	708	2,521	708
Tenant reimbursement income	3,308	2,316	9,548	2,316
Interest income and other	754	501	4,312	1,816
Total revenues	152,295	136,847	448,056	280,229
Expenses:
General and administrative	11,995	9,946	33,496	26,064
Finance restructuring costs	(11)	—	13,022	—
Merger costs	—	45,071	—	56,629
Property costs	5,357	5,067	17,215	6,334
Real estate acquisition costs	865	470	2,372	688
Interest	53,535	50,386	163,926	126,376
Depreciation and amortization	62,069	48,243	184,586	104,882
Impairments (recoveries)	12,727	—	42,061	(185)
Total expenses	146,537	159,183	456,678	320,788
Income (loss) from continuing operations before other income (expense) and income tax expense	5,758	(22,336)	(8,622)	(40,559)
Other income (expense):
Gain (loss) on debt extinguishment	212	—	(64,496)	—
Total other income (expense)	212	—	(64,496)	—
Income (loss) from continuing operations before income tax expense	5,970	(22,336)	(73,118)	(40,559)
Income tax expense	242	803	586	946
Income (loss) from continuing operations	5,728	(23,139)	(73,704)	(41,505)
Discontinued operations:
Income (loss) from discontinued operations	288	(6)	3,621	(1,630)
Gain on dispositions of assets	403	1,237	488	1,226
Income (loss) from discontinued operations	691	1,231	4,109	(404)
Income (loss) before dispositions of assets	6,419	(21,908)	(69,595)	(41,909)
Gain on dispositions of assets	1,251	—	1,683	—
Net income (loss)	$7,670	$(21,908)	$(67,912)	$(41,909)
Net income (loss) per share of common stock—basic and diluted:
Continuing operations	$0.02	$(0.07)	$(0.19)	$(0.19)
Discontinued operations	—	—	0.01	—
Net income (loss) per share	$0.02	$(0.07)	$(0.18)	$(0.19)
Weighted average common shares outstanding:
Basic	396,807,656	329,527,874	382,525,614	216,749,378
Diluted	397,613,583	329,527,874	382,525,614	216,749,378

Dividends declared per common share issued	$0.16625	$0.16410	$0.49875	$0.49220

SPIRIT REALTY CAPITAL, INC.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,503,857	$2,330,510
Buildings and improvements	4,447,082	4,188,783
Total real estate investments	6,950,939	6,519,293
Less: accumulated depreciation	(723,777)	(590,067)
	6,227,162	5,929,226
Loans receivable, net	111,409	117,721
Intangible lease assets, net	599,875	618,121
Real estate assets under direct financing leases, net	56,654	58,760
Real estate assets held for sale, net	54,120	19,611
Net investments	7,049,220	6,743,439
Cash and cash equivalents	50,130	66,588
Deferred costs and other assets, net	156,485	129,597
Goodwill	291,421	291,421
Total assets	$7,547,256	$7,231,045
Liabilities and stockholders’ equity
Liabilities:
Revolving credit facilities	$125,436	$35,120
Mortgages and notes payable, net	3,188,547	3,743,098
Convertible senior notes, net	693,845	—
Intangible lease liabilities, net	219,626	220,114
Accounts payable, accrued expenses and other liabilities	115,564	114,679
Total liabilities	4,343,018	4,113,011
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 399,039,782 shares issued; 398,566,183 outstanding shares at September 30, 2014 and 370,570,565 shares issued; 370,363,803 outstanding shares at December 31, 2013	3,990	3,706
Capital in excess of par value	4,211,235	3,859,823
Accumulated deficit	(1,005,434)	(742,915)
Accumulated other comprehensive loss	(691)	(638)
Treasury stock, at cost	(4,862)	(1,942)
Total stockholders’ equity	3,204,238	3,118,034
Total liabilities and stockholders’ equity	$7,547,256	$7,231,045

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

FFO, AFFO and FAD

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income (loss)	$7,670	$(21,908)	$(67,912)	$(41,909)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	61,973	48,201	184,302	104,783
Discontinued operations	—	864	—	3,454
Portfolio impairments
Continuing operations	12,727	—	42,061	182
Discontinued operations	—	1,963	—	5,853
Realized gains on sales of real estate	(1,654)	(1,237)	(2,171)	(1,226)
Total adjustments	73,046	49,791	224,192	113,046

Funds from operations (FFO)	$80,716	$27,883	$156,280	$71,137
Add/(less):
(Gain) loss on debt extinguishment
Continuing operations	(212)	—	64,496	—
Discontinued operations	—	—	—	(1,028)
Cole II merger related costs	—	45,071	—	66,684
Master Trust Notes exchange costs	(11)	—	13,022	—
Real estate acquisition costs	865	470	2,372	688
Non-cash interest expense	2,042	1,985	3,362	8,563
Accrued interest on defaulted loans	1,217	—	1,217	—
Non-cash revenues	(4,533)	(14,130)	(12,877)	(15,191)
Non-cash compensation expense	3,019	2,799	8,503	6,901
Total adjustments to FFO	2,387	36,195	80,095	66,617

Adjusted funds from operations (AFFO)	$83,103	$64,078	$236,375	$137,754
Less:
Capitalized portfolio maintenance expenditures	(448)	(440)	(851)	(985)
Funds available for distribution (FAD)	$82,655	$63,638	$235,524	$136,769

Dividends declared to common stockholders	$66,262	54,816	$194,199	107,845
Dividends declared as percent of FAD	80%	86%	82%	79%
Net income (loss) per share of common stock
Basic and Diluted (1) (2)	$0.02	$(0.07)	$(0.18)	$(0.19)
FFO per share of common stock
Diluted (1) (2)	$0.20	$0.08	$0.41	$0.33
AFFO per share of common stock
Diluted (1) (2)	$0.21	$0.19	$0.61	$0.63
Weighted average shares of common stock outstanding:
Basic	396,807,656	329,527,874	382,525,614	216,749,378
Diluted (1)	397,613,583	330,230,090	383,266,751	217,542,912

Reclassifications related to discontinued operations have been made to prior period balances.
(1) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(2) Under the two class method, earnings attributable to unvested restricted shares are deducted from income in the computation of income per share where applicable.

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

Adjusted Debt and EBITDA and Annualized Adjusted EBITDA - Leverage

	September 30, 2014	September 30, 2013
	(unaudited)
Revolving credit facilities	$125,436	$151,508
Mortgages and notes payable, net	3,188,547	3,454,935
Convertible senior notes, net	693,845	—
	4,007,828	3,606,443
Add/(less):
Preferred stock	—	—
Unamortized debt discount/(premium)	50,524	(2,409)
Cash and cash equivalents	(50,130)	(42,375)
Cash collateral deposits for the benefit of lenders classified as other assets	(21,597)	(16,927)
Total adjustments	(21,203)	(61,711)
Adjusted Debt	$3,986,625	$3,544,732

	Three Months Ended September 30,
	2014	2013
	(unaudited)
Net income (loss)	$7,670	$(21,908)
Add/(less)(1):
Interest	53,535	50,433
Depreciation and amortization	62,069	49,107
Income tax expense	242	803
Total adjustments	115,846	100,343
EBITDA	$123,516	$78,435
Add/(less)(1):
Merger costs	—	45,071
Master Trust Notes exchange costs	(11)	—
Real estate acquisition costs	865	470
Impairments	12,727	1,963
Realized gains on sales of real estate	(1,654)	(1,237)
Gain on debt extinguishment	(212)	—
Total adjustments to EBITDA	11,715	46,267
Adjusted EBITDA	$135,231	$124,702
Annualized Adjusted EBITDA (2)	$540,924	$498,808

Leverage (Adjusted Debt / Annualized Adjusted EBITDA)	7.4	7.1

(1) Adjustments include all amounts charged to continuing and discontinued operations.
(2) Adjusted EBITDA multiplied by 4.

Diversification By Industry
The following table sets forth information regarding the diversification of the tenants leasing our owned real estate properties among different industries as of September 30, 2014:

Industry	Number of Properties	Total Square Footage (in thousands)	Percent of Total Annual Rent (1)
General Merchandise	218	14,718	16.3%
Restaurants - Casual Dining	341	2,149	9.3
Restaurants - Quick Service	547	1,478	7.6
Drug Stores / Pharmacies	135	2,212	7.0
Building Materials	177	5,750	5.7
Convenience Stores / Car Washes	180	675	5.6
Movie Theaters	34	1,782	4.3
Medical / Other Office	97	1,010	3.8
Distribution	16	3,983	3.7
Automotive Parts and Service	150	1,012	3.0
Grocery	53	2,180	3.0
Apparel	13	2,409	2.9
Manufacturing	27	4,360	2.8
Education	41	1,079	2.7
Home Furnishings	29	1,533	2.7
Sporting Goods	25	1,339	2.4
Home Improvement	13	1,787	2.4
Health and Fitness	21	841	2.3
Automotive Dealers	20	764	2.2
Entertainment	10	661	1.9
Specialty Retail	23	870	1.7
Consumer Electronics	13	1,018	1.5
Pet Supplies and Services	4	949	1.0
Office Supplies	20	439	1.0
Financial Services	5	283	*
Wholesale Clubs	3	355	*
Dollar Stores	41	449	*
Other	7	103	*
Total	2,263	56,188	100.0%

* Less than 1%
(1) Total rental revenue for the month ended September 30, 2014 for properties owned at September 30, 2014.

Diversification By Asset Type
The following table sets forth information regarding the diversification of our owned real estate properties among different asset types as of September 30, 2014:

Asset Type	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
Retail	2,068	42,457	84.5%
Industrial	80	11,548	9.3
Office	115	2,183	6.2
Total	2,263	56,188	100.0%

(1) Total rental revenue for the month ended September 30, 2014 for properties owned at September 30, 2014.

Diversification By Tenant
The following table lists the top 10 tenants of our owned real estate properties as of September 30, 2014:

Tenant (2)	Number of Properties	Total Square Footage (in thousands)	Percent of Total Revenue (1)
Shopko Stores/Shopko Hometown (Shopko)	181	13,502	14.3%
Walgreen Company	69	995	3.9
84 Properties, LLC	109	4,118	3.2
Cajun Global LLC (Church's Chicken)	201	257	2.4
Academy Sports + Outdoors	9	1,985	2.1
Alimentation Couche-Tard, Inc. (Circle K)	83	251	2.0
CVS Caremark	37	414	1.6
CarMax, Inc.	9	368	1.4
Carmike Cinemas, Inc.	12	590	1.3
Rite Aid Corp	30	357	1.3
Other	1,523	33,351	66.5
Total	2,263	56,188	100.0%

(1) Total revenue for the quarter ended September 30, 2014.
(2) Tenants represent legal entities with whom we have lease agreements. Other tenants may operate certain of the same business concepts set forth above, but represent separate legal entities.

Diversification By Geography
The following table sets forth information regarding the geographic diversification of our owned real estate properties as of September 30, 2014:

State	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
Texas	272	6,240	12.6%
Illinois	124	3,677	6.7
Wisconsin	64	5,051	5.8
Georgia	157	1,555	4.9
Florida	125	2,107	4.5
Ohio	124	2,120	4.3
Minnesota	51	1,653	2.9
North Carolina	76	2,239	2.9
California	30	916	2.9
Tennessee	115	1,746	2.8
Missouri	70	1,232	2.7
Indiana	73	1,337	2.7
Alabama	65	1,508	2.6
Michigan	102	809	2.5
Pennsylvania	21	1,972	2.5
Nebraska	46	1,017	2.5
Virginia	66	1,640	2.3
Arizona	51	808	2.2
Kansas	38	961	2.1
South Carolina	45	1,501	2.0
Utah	16	1,494	1.6
Massachusetts	26	710	1.6
Nevada	8	1,390	1.5
Colorado	15	1,196	1.5
Idaho	50	518	1.5
Oklahoma	5	1,064	1.5
New York	44	938	1.4
Iowa	45	952	1.3
New Mexico	33	330	1.3
Kentucky	38	728	1.2
Louisiana	14	841	1.2
Washington	17	930	1.0
Oregon	9	355	1.0
Arkansas	32	609	*
New Hampshire	30	315	*
Mississippi	34	410	*
New Jersey	11	522	*
South Dakota	13	463	*
Maryland	22	409	*
Montana	7	512	*

State	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
West Virginia	28	568	*
North Dakota	5	250	*
Rhode Island	26	79	*
Maine	4	128	*
Wyoming	8	151	*
Delaware	3	86	*
Virgin Islands	2	42	*
Vermont	1	38	*
Connecticut	1	21	*
Alaska	1	50	*
Total	2,263	56,188	100.0%

* Less than 1%
(1) Total rental revenue for the month ended September 30, 2014 for properties owned at September 30, 2014.

Lease Expirations
The following table sets forth a summary schedule of lease expirations for leases in place as of September 30, 2014. As of September 30, 2014, the weighted average remaining non-cancelable initial term of our leases (based on annual rent) was 10.2 years. The information set forth in the table excludes the impact of tenant renewal options and early termination rights:

Leases Expiring In:	Number of Properties	Total Square Footage (in thousands)	Expiring Annual Rent (in thousands) (1)	Percent of Total Expiring Annual Rent
Remainder of 2014	36	1,226	$3,117	0.5%
2015	37	1,279	12,944	2.2
2016	47	1,944	22,790	3.9
2017	64	1,977	19,465	3.3
2018	76	1,981	24,706	4.2
2019	87	2,033	21,123	3.6
2020	83	2,121	27,503	4.7
2021	192	4,816	43,531	7.4
2022	101	2,035	23,668	4.0
2023	93	3,923	37,237	6.3
2024 and thereafter	1,407	30,866	345,988	59.1
Vacant	40	1,987	4,457	0.8
Total owned properties	2,263	56,188	$586,529	100.0%

(1) Total rental revenue for the month ended September 30, 2014, for properties owned at September 30, 2014, multiplied by twelve.